Terms supplement to the prospectus dated April 8, 2020, the prospectus supplement dated April 8, 2020, the product supplement no. 4-II dated November 4, 2020 and the underlying supplement no. 7-I dated July 12, 2021 Registration Statement Nos. 333-236659 and 333-236659-01 Dated August 1, 2022 Rule 424(b)(3) North America Structured Investments 18mNC6m MQUSTVA Auto Callable Contingent Interest Notes J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Index Overview The MerQube US Tech+ Vol Advantage Index (the “Index”) attempts to provide a dynamic rules-based exposure to an unfunded rolling position in E-Mini Nasdaq-100 futures (the “Futures Contracts”), which reference the Nasdaq-100 Index® (the “Constituent”), while targeting a level of implied volatility, with a maximum exposure to the Futures Contracts of 500% and a minimum exposure to the Futures Contracts of 0%. The Index is subject to a 6.0% per annum daily deduction. The Constituent is a modified market capitalization-weighted index of 100 of the largest non-financial securities listed on The Nasdaq Stock Market based on market capitalization. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Underlying: The MerQube US Tech+ Vol Advantage Index (Bloomberg ticker: MQUSTVA). The level of the Index reflects a deduction of 6.0% per annum that accrues daily. Pricing Date: August 31, 2022 Final Review Date: February 29, 2024 Maturity Date: March 5, 2024 Review Dates: Quarterly Contingent Interest Rate: At least 11.25%* per annum, paid quarterly at a rate of at least 2.8125%*, if applicable Interest Barrier: 70.00% of the Initial Value Trigger Value: 60.00% of the Initial Value CUSIP: 48133LR46 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48133LR46/doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $900.00 per $1,000 principal amount note. For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. Automatic Call If on any Review Date (other than the first and final Review Dates) the closing value of the Underlying is greater than or equal to the Initial Value, the notes will be automatically called and you will receive a cash payment for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes. Payment at Maturity If the notes have not been automatically called and the Final Value is greater than or equal to the Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment, if any, applicable to the final Review Date. If the notes have not been automatically called and the Final Value is less than the Trigger Value, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 × Underlying Return) If the notes have not been automatically called and the Final Value is less than the Trigger Value, you will lose more than 40.00% of your principal amount at maturity and could lose all of your principal amount at maturity. Investing in the notes linked to the Index involves a number of risks. See "Selected Risks" on page 2 of this document, "Risk Factors" in the prospectus supplement and the relevant product supplement and underlying supplement and "Selected Risk Considerations" in the relevant pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document or the relevant product supplement or underlying supplement or the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense. Hypothetical Payment at Maturity** Underlying Return Payment at Maturity (assuming 11.25% per annum Contingent Interest Rate) 60.00% $1,028.125 40.00% $1,028.125 20.00% $1,028.125 5.00% $1,028.125 0.00% $1,028.125 -5.00% $1,028.125 -20.00% $1,028.125 -30.00% $1,028.125 -30.01% $1,000.000 -40.00% $1,000.000 -40.01% $599.900 -50.00% $500.000 -60.00% $400.000 -80.00% $200.000 -100.00% $0.000 This table does not demonstrate how your interest payments can vary over the term of your notes. Contingent Interest *If the notes have not been automatically called and the closing level of the Underlying on any Review Date is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $28.125 (equivalent to an interest rate of at least 11.25% per annum, payable at a rate of at least 2.8125% per quarter). **The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower. Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

North America Structured Investments 18mNC6m MQUSTVA Auto Callable Contingent Interest Notes J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks Risks Relating to the Notes Generally ● Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. ● The notes do not guarantee the payment of interest and may not pay interest at all. ● The level of the Index will include a 6.0% per annum daily deduction. ● Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. ● As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. ● The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation of the Underlying, which may be significant. ● The benefit provided by the Trigger Value may terminate on the final Review Date. ● If the notes have not been automatically called and the Final Value is below the Trigger Value, you will lose 1% of your principal for every 1% the Final Value is less than the Initial Value. ● The automatic call feature may force a potential early exit. There is no guarantee you will be able to reinvest the proceeds at a comparable interest rate for a similar level of risk. ● No dividend payments or voting rights. ● Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. ● The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Risks Relating to Conflicts of Interest ● Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. ● Our affiliate, JPMS, worked with MerQube in developing the guidelines and policies governing the composition and calculation of the Underlying. Selected Risks (continued) Risks Relating to the Estimated Value and Secondary Market Prices of the Notes ● The estimated value of the notes will be lower than the original issue price (price to public) of the notes. ● The estimated value of the notes is determined by reference to an internal funding rate. ● The estimated value of the notes does not represent future values and may differ from others’ estimates. ● The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. Risks Relating to the Underlying ● The Underlying may not be successful or outperform any alternative strategy. ● The Underlying may not approximate its target volatility. ● The Underlying is subject to risks associated with the use of significant leverage. ● The Underlying may be significantly uninvested. ● The Underlying may be adversely affected if later futures contracts have higher prices than an expiring futures contract included in the Underlying. ● The Underlying is an excess return index that does not reflect “total returns.” ● An investment in the notes will be subject to risks associated with non-U.S. securities. ● Concentration risks associated with the Underlying may adversely affect the value of your notes. ● The Underlying is subject to significant risks associated with futures contracts, including volatility. ● Suspension or disruptions of market trading in futures contracts may adversely affect the value of your notes. ● The official settlement price and intraday trading prices of the relevant Futures Contracts may not be readily available. ● Changes in the margin requirements for the Futures Contracts included in the Underlying may adversely affect the value of the notes. ● The Underlying was established on June 22, 2021, and may perform in unanticipated ways. The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable product supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information. Additional Information Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, superseded and replaced in its entirety by a subsequent preliminary pricing supplement and/or pricing supplement, and the documents referred to therein. In the event any inconsistency between the information presented herein and any such preliminary pricing supplement and/or pricing supplement, such preliminary pricing supplement and/or pricing supplement shall govern. Past performance, and especially hypothetical back-tested performance, is not indicative of future results. Actual performance may vary significantly from past performance or any hypothetical back-tested performance. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to these matters. This material is not a product of J.P. Morgan Research Departments.